                                                                     EXHIBIT 11


                     ROWAN COMPANIES, INC. AND SUBSIDIARIES
                            COMPUTATION OF BASIC AND
                        DILUTED EARNINGS (LOSS) PER SHARE
                     (in thousands except per share amounts)



                                                               For the Year Ended December 31
                                                           -------------------------------------
                                                             1997          1996          1995
                                                           ---------     ---------     ---------
Weighted average shares of common stock
  outstanding                                                 86,184        85,335        84,589

Stock options (treasury stock method)                          1,803         1,580           787(A)

Shares issuable from assumed conversion of
  floating rate subordinated debentures                        1,236         1,186           567(A)
                                                           -------------------------------------

Weighted average shares for diluted
  earnings (loss) per share calculation                       89,223        88,101        85,943
                                                           =====================================

Income (loss) before extraordinary charges                 $ 156,425     $  61,338     $ (18,436)

Extraordinary charges from early redemption of debt            9,766
                                                           -------------------------------------

Net income (loss) for basic calculation                      146,659        61,338       (18,436)

Subordinated debenture interest                                  172           323           374(A)
                                                           -------------------------------------

Net income (loss) for diluted calculation                  $ 146,831     $  61,661     $ (18,062)
                                                           =====================================

Basic earnings per share:

  Income (loss) before extraordinary charges               $    1.82     $     .72     $    (.22)

  Extraordinary charges                                          .12
                                                           -------------------------------------

  Net income (loss)                                        $    1.70     $     .72     $    (.22)
                                                           =====================================

Diluted earnings per share:

  Income (loss) before extraordinary charges               $    1.76     $     .70     $    (.21)(B)

  Extraordinary charges                                          .11
                                                           -------------------------------------

  Net income (loss)                                        $    1.65     $     .70     $    (.21)(B)
                                                           =====================================


    Note: Reference is made to Note 1 to Consolidated Financial Statements regarding computation of per share amounts.

    (A) Included in accordance with Regulation S-K Item 601(b)(11) although not required to be provided for by Accounting Principles Board Opinion No. 15 because the effect is insignificant.

    (B) This calculation is submitted in accordance with regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.